Exhibit 19.1

Personalis, Inc. Insider Trading Policy

Adopted by the Audit Committee of the Board of Directors: May 23, 2019 Last Amended by the Board of Directors: October 29, 2025

I.
Introduction

During the course of your relationship with Personalis, Inc. (together with its consolidated subsidiaries, “Personalis”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Personalis or other publicly traded companies that Personalis has business relationships with or that share a close market connection with Personalis. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Personalis’ securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Personalis securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors, and consultants who are advised that they are subject to this policy (“designated consultants”) and the other persons subject to this policy as described below. In addition, from time to time, Personalis may engage in transactions in Personalis securities. It is Personalis’ policy to comply with applicable laws and regulations relating to insider trading.

II.
Statement of Policy

It is the policy of Personalis that an employee, director or designated consultant of Personalis (or any other person subject to this policy) who is aware of material nonpublic information relating to Personalis may not, directly or indirectly:

1.
engage in any transactions in Personalis’ securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

2.
recommend the purchase or sale of any Personalis’ securities;
3.
disclose material nonpublic information to persons within Personalis whose jobs do not require them to have that information, or outside of Personalis to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Personalis’ policies regarding the protection or authorized external disclosure of information regarding Personalis; or
4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Personalis at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Personalis’ reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Personalis that no employee, director or designated consultant of Personalis (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold or sell Personalis’ securities at any time or (b) disclose material nonpublic information to persons within Personalis whose jobs do not require them to have that information, or outside of Personalis to other persons (unless the disclosure is made in accordance with Personalis’ policies regarding the protection or authorized external disclosure of information regarding Personalis).

In addition, it is the policy of Personalis that no employee, director or designated consultant of Personalis (or any other person subject to this policy) who, in the course of working for Personalis, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Personalis does business, including a customer, supplier, partner or collaborator of Personalis or an economically linked company such as a competitor of Personalis, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted above or below.

III.
Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Personalis, as well as derivative securities that are not issued by Personalis, such as exchange-traded put or call options or swaps relating to Personalis’ securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Personalis’ common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities), gifts or other contributions of securities, and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

IV.
Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of Personalis. This policy also applies to members of your immediate family who reside with you, persons with whom you share a household, persons who are your economic dependents, any family members who do not live in your household but whose transactions in Personalis’ securities are directed by you or are subject to your influence or control, and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.”

You are responsible for making sure that your Related Persons comply with this policy.

V.
Material Nonpublic Information

A.
Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

(a)
financial results, projections or forecasts;
(b)
strategic plans;
(c)
potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;
(d)
new developments related to current or planned services, tests, assays, products or processes;
(e)
communications with the U.S. Food and Drug Administration or other U.S. or foreign government agencies;
(f)
new major contracts, orders, suppliers, customers or finance sources or the loss thereof;
(g)
significant changes or developments in suppliers;
(h)
significant pricing changes;
(i)
events pertaining to the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, refinancings, amendments to debt or senior equity securities, stock repurchase plans, stock splits, public or private equity/debt offerings, changes to rights of security holders, and changes in Company dividend policies or amounts);
(j)
significant changes in control or senior management;
(k)
significant regulatory or legislative developments;
(l)
establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
(m)
potential acquisitions of additional technologies or products;

(n)
notice of issuance of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by the Company;
(o)
significant changes or developments in technologies or other technological innovations;
(p)
significant changes in compensation policy;
(q)
bankruptcies or receiverships of key collaborators, customers, vendors, partners or the Company or its subsidiaries;
(r)
changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

(s)
accounting restatements;
(t)
employee layoffs; and
(u)
actual or threatened significant litigation, or the resolution of such litigation.

B.
When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, Personalis may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

VI.
Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and designated consultants, we have established “quarterly trading blackout periods” during which Personalis officers, directors, employees, and designated consultants—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Personalis securities. That means that, except as described in this policy, all Personalis officers and directors, certain specified employees and designated consultants will be able to trade in Personalis securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of Personalis’ annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not

(unless an exception applies) conduct any trades in Personalis securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is one week before the end of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of Personalis’ financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, there exists undisclosed information that would make trades by Personalis employees, directors and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Personalis officer, director, employee or designated consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Financial Officer and/or Chief Legal Officer, each of whom are referred to in this policy as a “Clearing Officer”. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, a Clearing Officer concludes that the person is not in fact aware of any material nonpublic information relating to Personalis or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

VII.
Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Personalis and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by a Clearing Officer may not trade in Personalis’ securities. In that situation, Personalis will notify the designated individuals that neither they nor their Related Persons may trade in the Personalis’ securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

VIII.
Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1.
Option Exercises. This policy does not apply to the exercise of options granted under Personalis’ equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Personalis of already-owned Personalis stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Personalis to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Personalis’ equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy.

3.
Sell-to-Cover Transactions. This policy does not apply to the sale of shares of common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell to cover transaction”), provided that, (i) prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by a Clearing Officer or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.

4.
ESPP. This policy does not apply to the purchase of stock by employees under Personalis’ Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
5.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Personalis, officers, directors, employees at or above the Vice President level and certain non-employee advisors and consultants may establish a trading plan under which a broker is instructed to buy and sell Personalis securities based on pre-determined criteria (a “Trading Plan”). Any director and any “officer” for the purpose of Section 16 of the Exchange Act as determined by the board of directors may only sell Personalis securities in the open market under a Trading Plan; as a result, if any such person wishes to sell Personalis securities in the open market, they must establish a Trading Plan pursuant to this policy. So long as a Trading Plan is properly established, purchases and sales of Personalis securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an eligible person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Personalis at a time when they were unaware of any material nonpublic information relating to Personalis and when Personalis was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by a Clearing Officer before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

IX.
Special and Prohibited Transactions

1.
Inherently Speculative Transactions. No Personalis employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions (e.g., “day-trading”) with respect to Personalis’ stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Personalis employee, director or designated consultant to continue to own Personalis’ securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Personalis employee, director or designated consultant may no longer have the same objectives as Personalis’ other shareholders. Therefore, Personalis employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Personalis’ securities, employees, directors and designated consultants are prohibited from holding Company securities in a margin account or otherwise pledging Personalis’ securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Personalis employee, director or designated consultant is in possession of material nonpublic information. Personalis therefore discourages placing standing or limit orders on Personalis’ securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

5.
Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Company securities at any time.
X.
Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors and other applicable members of management who have been notified that they are subject to pre-clearance requirements and their respective Related Persons face a further restriction: even during an open trading window, without first obtaining pre-clearance from the Clearing Officer or his or her designee at least two business days in advance, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Personalis’ securities, including any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrants to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest. The request for pre-clearance should identify (i) the name of the person who will engage in the proposed transaction, (ii) the type of the proposed transaction (for example, open market purchase or sale, privately negotiated purchase or sale, stock option exercise), (iii) the proposed transaction date and (iv) the type and number of securities to be involved in the proposed transaction. Unless otherwise determined by the Clearing Officer or his or her designee, the person who will engage in the proposed transaction must also execute a certification (in a form acceptable to the Clearing Officer or his or her designee) that they are not aware of any material nonpublic information about the Company or its securities. The Clearing Officer or his or her designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Personalis’ Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance.

Once any transaction takes place, the officer, director or applicable member of management must immediately notify a Compliance Officer (as identified in Personalis’ Section 16 Compliance Program) and any other individuals identified under the heading “Notification of Execution of Transaction” in Personalis’ Section 16 Compliance Program so that Personalis may assist in any

Section 16 reporting obligations.

XI.
Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Personalis’ Section 16 Compliance Program, and any notices of sale required by Rule 144.

XII.
Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of Personalis may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Personalis (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Personalis’ securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Personalis will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of Personalis should engage in any transactions in Personalis’ securities, even if believed to be exempt from Regulation BTR, without first consulting with a Clearing Officer.

XIII.
Company-Designated Broker

Except as otherwise approved by a Clearing Officer or his or her designee, securities issued to service providers from the Company’s equity incentive plans, inducement plans or other similar equity plans may only be traded through the Company’s designated broker, which is currently E*TRADE.

XIV.
Policy’s Duration

This policy continues to apply to your transactions in Personalis’ securities and the securities of other public companies engaged in business transactions with Personalis even after your relationship with Personalis has ended. If you are aware of material nonpublic information when your relationship with Personalis ends, you may not trade Personalis’ securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Personalis during a trading blackout period, then you may not trade Personalis’ securities or the securities of other applicable companies until the trading blackout period has ended.

XV.
Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Personalis and to not engage in transactions in Personalis’ securities or the securities of other applicable public companies while aware of material nonpublic information as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also complies with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Personalis or any employee or director of Personalis pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Personalis for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

XVI.
Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Personalis, including termination of employment. Anyone who has questions about this policy should contact their own attorney or a Compliance Officer at [****]

XVII.
Amendments

Personalis is committed to continuously reviewing and updating its policies and procedures. Personalis therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Personalis’ policies regarding insider trading may be obtained by contacting a Clearing Officer or by visiting our intranet at: [****].